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                                                                 EXHIBIT (a)(11)

FOR MORE INFORMATION, CONTACT:

    Ben Deutsch
    The Coca-Cola Company
    404-676-2683

                  THE COCA-COLA COMPANY ANNOUNCES EXPIRATION OF
                      HART-SCOTT-RODINO WAITING PERIOD FOR
                               ODWALLA ACQUISITION

ATLANTA (November 20, 2001) - The Coca-Cola Company (NYSE: KO) said today that the 15-day waiting period for its acquisition of Odwalla, Inc. (Nasdaq: ODWA) under the Hart-Scott-Rodino Antitrust Improvements Act expired on November 19, 2001.

As previously announced, The Coca-Cola Company has commenced a tender offer for all of the outstanding shares of Odwalla pursuant to an Agreement and Plan of Merger, dated as of October 29, 2001 for $15.25 per share, net to seller, in cash. The tender offer will expire at 12:00 midnight, San Francisco, California time, on Thursday, December 6, 2001, unless extended. The tender offer is subject to certain conditions, including at least 90.1% of Odwalla's outstanding shares, on a fully diluted basis, being tendered without withdrawal prior to the expiration of The Coca-Cola Company's offer. If more than 50% of the outstanding shares but fewer than 90.1% of the outstanding shares on a fully diluted basis are tendered, The Coca-Cola Company may, under certain circumstances, reduce the number of shares subject to the offer to 49.9% of the outstanding shares and subsequently pursue a merger with Odwalla.

    This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares of Odwalla, Inc. The Coca-Cola Company has filed a tender offer statement with the Securities and Exchange Commission (SEC) and Odwalla has filed a solicitation/recommendation statement with respect to the offer. Odwalla shareholders are advised to read the tender offer statement regarding the acquisition of Odwalla referenced in this press release, and the related solicitation/recommendation statement, including the amendments to these documents which are expected to be filed with the SEC today. The tender offer statement (including an offer to purchase, letter of transmittal and related tender documents) and the solicitation/recommendation statement contain important information which should be read carefully before any decision is made with respect to the offer. These documents will be made available to all stockholders of Odwalla at no expense to them. These documents will also be available at no charge on the SEC's web site at www.sec.gov.

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ABOUT THE COCA-COLA COMPANY

    The Coca-Cola Company is the world's largest beverage company and is the leading producer and marketer of soft drinks. Along with Coca-Cola, recognized as the world's best-known brand, The Coca-Cola Company markets four of the world's top five soft drink brands, including diet Coke, Fanta and Sprite. Through the world's largest distribution system, consumers in nearly 200 countries enjoy The Coca-Cola Company's products at a rate of more than 1 billion servings each day. For more information about The Coca-Cola Company, please visit its website at www.coca-cola.com.

This press release contains statements, estimates or projections, not historical in nature, that may constitute "forward-looking statements" as defined under U.S. federal securities laws. These statements, which speak only as of the date given, are subject to certain risks and uncertainties that could cause actual results to differ materially from our Company's historical experience and its present expectations or projections. These risks include, but are not limited to, its ability to finance expansion plans, share repurchase programs and general operating activities; changes in the non-alcoholic beverages business environment, including actions of competitors and changes in consumer preferences; regulatory and legal changes; fluctuations in the cost and availability of raw materials; interest rate and currency fluctuations; changes in economic and political conditions; its ability to penetrate developing and emerging markets; the effectiveness of its advertising and marketing programs; litigation uncertainties; adverse weather conditions; and other risks discussed in our Company's filings with the SEC, including our Annual Report on Form 10-K, which filings are available from the SEC. The Coca-Cola Company does not undertake any obligation to publicly update or revise any forward-looking statements.